Exhibit 99

Host America’s Energy Division Adds Nationwide Installation, Maintenance, Testing and Service Ability

Over 100 Key Electrical Contractors

Hamden, CT, June 28, 2005 – Host America Corporation (NASDAQ-CAFE) announced today that its Energy Division, RS Services has been awarded the TEGG Service Franchise/License for the Tulsa, OK area, which includes Northwestern Arkansas and Bentonville, AR. TEGG is extremely selective when awarding franchises/licenses. “Less than one percent of all electrical contractors in North America ever qualify to offer TEGG Service”, said Lowry Stoops, President of TEGG Corporation. “RS Services, Inc. is a top quality organization.  They met our high performance standards, and we are delighted to welcome them into the International TEGG Service Network,” continued Stoops.

“Our Energy Division, through TEGG, will have access to over 100 TEGG certified electrical contractors covering the majority of all markets in the United States and Canada.  The basic principle of TEGG is to provide superior quality and service through preventive maintenance contracts which is in tandem with our mission of providing our clients with energy efficient products.  Aligning ourselves with the network of TEGG will provide us the leverage to utilize this proven network of electrical contractors to our clients.  The benefit to our clients will be a faster more efficient roll out schedule with ongoing local support that is critical to assure customer satisfaction and repeat sales.” said Geoffrey Ramsey, CEO of Host America.

TEGG Corporation, headquartered in Pittsburgh, Pennsylvania, is an international franchised/licensed organization of electrical contractors.  It was incorporated in 1992 and is collectively owned by Johnson Controls, (headquartered in Milwaukee, Wisconsin); Sargent Electric Company, (headquartered in Pittsburgh, Pennsylvania); and The Hartford Steam Boiler Inspection and Insurance Company, (headquartered in Hartford, Connecticut.

TEGG Corporation provides the techniques, methods, software, customer referrals, sales aids, marketing and sales support, recruiting, and comprehensive initial and recurring training of all franchisee’s/licensee’s staff, both on-site and at The TEGG Institute, located in Pittsburgh, Pennsylvania.  TEGG’s website is www.tegg.com.

The Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 504 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into new commercial food and energy markets that require the company to develop a demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Jim Blackman, PR Financial Marketing, L.L.C. (713) 256-0369 or Mark Miller, East West Network Group (770) 436 - 7429